Exhibit 99.1

NANOVIBRONIX REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Expanded Distribution, Entry into New Geographic Markets and Regulatory Approvals Advancing Efforts Towards Full Commercialization

ELMSFORD, N.Y., May 17, 2022 — NanoVibronix, Inc., (NASDAQ: NAOV), a medical device company utilizing the Company’s proprietary and patented low intensity surface acoustic wave (SAW) technology, today reported its financial results for the quarter ended March 31, 2022.

First Quarter 2022 Financial and Recent Business Highlights

●	Revenue of $272,000, an increase of 164% compared to the prior year period
●	Significant backlog of orders to be filled in Q2
●	Supply chain challenges are expected to abate moving into the second half of 2022
●	Submitted a 510(k) application to the U.S. Food and Drug Administration (FDA) for PainShield® MD PLUS
●	Engaged a prominent researcher to facilitate a “gold standard” study for UroShield to submit to FDA for full 510k clearance
●	Received published recommendation guidance from the National Institute for Health and Care Excellence (NICE) to advance efforts to achieve NHS approval of UroShield
●	Received licensing approval from Health Canada / Santé Canada for PainGuard and UroGuard
●	Signed a Provider Agreement with EZ Health Care to advance position in workers’ compensation market
●	Continued to broaden the PainShield footprint in the VA system nationwide through Delta Medical
●	Entered into an International Marketing, Sales and Clinical Management Agreement with leading commercialization firm to extend reach of UroShield and PainSheild
●	Filed three U.S. patent applications related to SAW technology and indwelling medical devices
●	Expanded Board of Directors with appointment of two new independent directors
●	Balance sheet remains strong with $6.0 million in cash and $0 long-term debt as of March 31, 2022

“We continued our efforts to expand distribution of our products through new partnerships in the workers’ compensation market and by securing regulatory approvals both domestically and in the U.K. and Canada,” stated Brian Murphy, CEO of Nanovibronix, Inc. “First quarter sales were up significantly year-over-year despite component sourcing challenges that caused a delay in first quarter order shipments of approximately $300,000. We expect that the delay will only impact the timing of revenue recognition as demand for our products remains robust. We continue to improve our approved reimbursement channels and are working to further enhance them going forward. We believe our manufacturing is stable, and we do not expect our supply chain to be an issue for the remainder of the year.”

Murphy added, “Our balance sheet remains strong with $6.0 million in cash on hand and zero debt at the end of the first quarter of 2022. We believe we are in a solid position to fund our growth and continue to advance our products towards full commercialization. We continue to be optimistic about the future of NanoVibronix.”

First Quarter 2022 Financial Summary

Revenues were $272,000 for the first quarter of 2022, up 164% compared with $103,000 for the first quarter of 2021. The increase was primarily due to increased orders from the Company’s largest customer as well as the addition of selling to veteran affairs facilities, which was limited to available finished goods.

Gross profit was $106,000, or 39.0% of revenue, in the first quarter of 2022 compared with $77,000, or 74.8% of revenue, in the 2021 period. The increase in gross profit was primarily driven by sales to veteran affairs facilities and sales of products to distributors at higher margins.

Total operating expenses were $1.2 million in the first quarter of 2022 compared with $1.4 million in the prior year period. The decrease was mainly due to a decrease in selling and marketing expense due to decreased salaries and a decrease in options expense.

Net loss was $1.1 million for the first quarter of 2022 compared with a net loss of $4.9 million for the previous quarter. The three-month period ended March 31, 2021 included a non-cash loss of $1.9 million related to a change in the fair value of derivative liabilities and a non-cash loss of $1.6 million of warrant modification expense related to warrants held by a certain investor that were repriced.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed, (ii) market acceptance of our existing and new products or lengthy product delays in key markets; (iii) negative or unreliable clinical trial results; (iv) inability to secure regulatory approvals for the sale of our products; (v) intense competition in the medical device industry from much larger, multinational companies; (vi) product liability claims; (vii) product malfunctions; (viii) our limited manufacturing capabilities and reliance on subcontractor assistance; (ix) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (x) our ability to successfully obtain and maintain intellectual property protection covering our products; (xi) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xii) our reliance on single suppliers for certain product components, (xiii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiv) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.

– Tables Follow –

NanoVibronix, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share and per share data)

	March 31, 2022 (Unaudited)	December 31, 2021 (Audited)
ASSETS:
Current assets:
Cash and cash equivalents	$5,990	$7,737
Trade receivables	134	200
Other accounts receivable and prepaid expenses	911	230
Inventory	355	175
Total current assets	7,390	8,342

Non-current assets:
Fixed assets, net	5	5
Other assets	17	19
Severance pay fund	207	207
Operating lease right-of-use assets, net	44	49
Total non-current assets	273	280
Total assets	$7,663	$8,622
LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Trade payables	$172	$87
Other accounts payable and accrued expenses	1,747	1,723
Deferred revenues	44	44
Operating lease liabilities - current	44	49
Total current liabilities	2,007	1,903

Non-current liabilities:
Accrued severance pay	253	253
Deferred licensing income	142	153
Total liabilities	2,402	2,309

Commitments and contingencies (Note 8)

Stockholders’ equity:
Series C Preferred stock of $0.001 par value - Authorized: 3,000,000 shares at both March 31, 2022 and December 31, 2021; Issued and outstanding: 0 at both March 31, 2022 and December 31, 2021	-	-

Series D Preferred stock of $0.001 par value - Authorized: 506 shares at both March 31, 2022 and December 31, 2021; Issued and outstanding: 0 at both March 31, 2022 and December 31, 2021	-	-

Series E Preferred stock of $0.001 par value - Authorized: 1,999,494 shares at both March 31, 2022 and December 31, 2021; Issued and outstanding: 0 at both March 31, 2022 and December 31, 2021	-	-

Common stock of $0.001 par value - Authorized: 40,000,000 shares at March 31, 2022 and December 31, 2021, respectively; Issued and outstanding: 27,997,793 shares at March 31, 2022 and December 31, 2021,	28	28
Additional paid in capital	63,248	63,162
Accumulated other comprehensive income	54	60
Accumulated deficit	(58,069)	(56,937)
Total stockholders’ equity	5,261	6,313
Total liabilities and stockholders’ equity	$7,663	$8,622

NanoVibronix, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(Amounts in thousands except share and per share data)

	Three Months Ended March 31,
	2022	2021

Revenues	$272	$103
Cost of revenues	166	26
Gross profit	106	77

Operating expenses:
Research and development	66	64
Selling and marketing	210	311
General and administrative	942	1,016

Total operating expenses	1,218	1,391

Loss from operations	(1,112)	(1,314)

Financial income (expense), net	(13)	(7)
Change in fair value of derivative liabilities	-	(1,948)
Warrant modification expense	-	(1,627)

Loss before taxes on income	(1,125)	(4,896)

Income tax expense	(7)	(21)

Net loss	$(1,132)	$(4,917)

Basic and diluted net loss available for holders of common stock, Series C Preferred Stock and Series D Preferred Stock	$(0.04)	$(0.20)

Weighted average common shares outstanding:
Basic and diluted	27,997,793	24,170,065

Comprehensive loss:
Net loss available to common stockholders	(1,132)	(4,917)
Change in foreign currency translation adjustments	(4)	6
Comprehensive loss	(1,136)	(4,911)